Exhibit 8.1
REDACTED

Principal Subsidiaries of the Registrant



Name                                        Jurisdiction of Incorporation

Ryanair Limited                             Ireland
Darley Investments Limited*                 Ireland
Ryanair.com Limited                         Ireland



* These subsidiaries are wholly owned by Ryanair Limited, which in turn is wholly owned by Ryanair Holdings plc.